Exhibit 10.1
May 18, 2011
Richard Beckert
80 Standish Drive
Ridgefield, CT 06877
Dear Rich:
Congratulations! CA Technologies (“CA”) is pleased to offer you the position of Executive Vice President, Chief Financial Officer (“CFO”) at our Islandia, New York office. Your new role will be effective May 18, 2011 (the “Start Date”) and you will report to the Company’s Chief Executive Officer (“CEO”). Executive Management of CA will recommend to the Board that you be elected to the office of Executive Vice President on or shortly after your start date.
Effective your Start Date your compensation will comprise three main components: (1) an annual base salary of USD $500,000 paid semi-monthly (or otherwise in accordance with our general U.S. payroll practices); (2) an annual performance cash award target of USD $500,000, which will be prorated based on CA’s Executive Compensation Plan rules; and (3) a long-term performance equity target of USD $1,000,000. Your eligibility to receive the annual performance cash award and long-term performance equity award will be subject to the terms and conditions of the Company’s Executive Compensation Plan which is set by the Compensation and Human Resources Committee of the Company’s Board of Directors.
In accordance with CA’s policy, your employment will continue to be at-will, which means that either you or the Company many terminate your employment at any time for any reason. Upon termination of your employment for any such reason whatsoever, the Company shall have no further obligations to you other than those set forth in this Letter. The effective date of your employment termination will be referred to herein as the “Termination Date.”

In the event that you terminate your employment prior to April 1, 2015 for Good Reason (as defined in Appendix A) or the Company terminates your employment without Cause (as defined in Appendix A), other than as a result of your death or disability (within the meaning of the Company’s long-term disability program then in effect), subject to your execution, delivery and non-revocation, within fifty-five (55) days following the Termination Date, of a valid and effective release and waiver in a form satisfactory to the Company, the Company will pay you a lump sum cash amount equal to 1x your annual base salary in effect on your Termination Date, such lump sum payment to be made no later than the sixtieth (60th) day (or the next following business day if the sixtieth (60th) day is not a business day) following the Termination Date. Additionally, you will be eligible to receive a portion of any outstanding annual performance cash incentive award provided that such payment (i) shall be made only after the end of the applicable performance cycle, (ii) shall be based upon the actual performance of the Company achieved as determined in the sole discretion of the Company (provided, however, that negative discretion shall only be applied if, and to the extent, it is applied generally to the executive management team) and (iii) shall be pro-rated for the portion of the performance cycle that you have completed through the Termination Date. The terms relating to the treatment of the annual performance cash incentive award shall not be construed to accelerate the vesting of any long-term performance award including the one-year and three-year performance share award).
Except as expressly provided herein upon termination of your employment for any reason, your rights with respect to any shares of restricted stock or options to purchase shares of CA, Inc. common stock held by you as of the Termination Date, shall be subject to the applicable rules of the CA, Inc. Incentive Plan (or successor plan) (the “Incentive Plan”) or award agreement under which such restricted stock or options were granted. Unless otherwise indicated in your award agreement, in accordance with the terms of the Incentive Plan you will have the lesser of ninety (90) days from the Termination Date or until the expiration date to exercise any vested but unexercised options as of the Termination Date. In addition, upon the termination of your employment for any reason, the Company shall pay to you your Base Salary through the Termination Date. Any vested benefits and other amounts that you are otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company or any of its affiliates shall be payable in accordance with such employee benefit plan, policy, practice or program as the case may be, provided that you shall not be entitled to receive any other payments or benefits in the nature of severance or termination pay.
You shall continue to participate in all retirement, welfare, benefit plans and receive perquisites generally made available to senior employees of the Company. In addition you will continue to be eligible for a housing allowance in accordance with the Company’s housing policy.

Subject to the approval of the Compensation Committee your level of participation in the Change in Control Severance Policy will change (the “CIC Severance Policy”) from a Schedule C participant to a Schedule A participant corresponding to the role of CFO; provided, however, you will not be eligible for benefits provided pursuant to Section 4(g) of the CIC Severance Policy relating to any Excise Tax Gross-Up. Any payments and benefits provided to you pursuant to the CIC Severance Policy will reduce (but not below zero) the corresponding payment or benefit provided under this Letter. It is the intent of this provision to pay or to provide you with the greater of the two payments or benefits but not to duplicate them.
Congratulations on your appointment to Chief Financial Officer.
Sincerely,
Guy A. Di Lella
Chief Human Resources Officer

Appendix A
     For purposes of this Agreement, “Cause” means any of the following:
     (1) The Employee’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties and responsibilities to the Company and its affiliates (the “Group”) under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee, which notice specifies in reasonable detail the manner in which the Company believes the Employee has not substantially performed his duties and responsibilities.
     (2) The Employee’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
     (3) The Employee’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
     (4) The Employee’s being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability).
     (5) The Employee’s breach of his fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Employee notice and a reasonable opportunity to cure.
     (6) The Employee’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Employee’s failure to waive attorney-client privilege relating to communications with his own attorney in connection with an Investigation shall not constitute “Cause”.
     (7) The Employee’s purposely withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.

     (8) The Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, he will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if his employment is not permissible, he will be placed on leave (which will be paid to the extent legally permissible).
     (9) The Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Employee or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
     (10) The Employee’s violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.
     For this definition, no act or omission by the Employee will be “willful” unless it is made by the Employee in bad faith or without a reasonable belief that his act or omission was in the best interests of the Group.

     For purposes of this Agreement, “Good Reason” shall mean any of the following:
1.	Any material and adverse change in the Employee’s title.

2.	Any material and adverse reduction in the Employee’s authorities or responsibilities other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on the Employee’s giving the Company notice (and for purposes of clarification, a change in the number of direct reports will not constitute a material and adverse reduction in the Employee’s authorities or responsibilities);

3.	Any material reduction by the Company in the Employee’s Base Salary or target level of Annual Bonus as set forth in this offer letter, other than any such reduction that is (i) part of a broad-based salary reduction program for executive officers of the Company that does not exceed 10% or (ii) agreed to by the Employee in writing; or

4.	The Company’s material breach of the terms of this offer letter provided that (A) no alleged action, reduction or breach set forth in (1) through (4) above shall be deemed to constitute “Good Reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to the Company from the Employee of a written notice, setting forth such course of conduct deemed by the Employee to constitute “Good Reason”; (B) such written notice must be delivered to the Company within ninety (90) days after the Employee obtains knowledge of such breach constituting “Good Reason”; and (C) the Employee must terminate employment within two years after the Employee obtains knowledge of such breach constituting “Good Reason”. The Company’s placing the Employee on paid leave for up to ninety (90) consecutive days while it is determining whether there is a basis to terminate the Employee’s employment for Cause will not constitute “Good Reason”.